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                                                                      EXHIBIT 99



                             LIDAK PHARMACEUTICALS
                                  NEWS RELEASE

DATE:  AUGUST 7, 1997                          CONTACT: Lisa Dawn Katz
                                                        Director, Corporate
RELEASE DATE:  IMMEDIATE                                Communications &
                                                        Investor Relations
                                                        LIDAK Pharmaceuticals
                                                        (619) 558-0364, ext. 256

                                                        David H. Katz, M.D.
                                                        President/CEO
                                                        LIDAK Pharmaceuticals
                                                        (619) 450-1538


            AURORA BIOSCIENCES CORPORATION AND LIDAK PHARMACEUTICALS
               SIGN DRUG DISCOVERY AGREEMENT ON ADIFAB TECHNOLOGY


     LA JOLLA, CALIFORNIA -- August 7, 1997 -- Aurora Biosciences Corporation (NASDAQ: ASBC) and LIDAK Pharmaceuticals (NASDAQ NNM: LDAKA) announced today an agreement whereby Aurora receives an exclusive worldwide license, with rights to sublicense, LIDAK's proprietary fluorescent one-step unbound free fatty acid determination method (ADIFAB) for the field of screening for therapeutic compounds. LIDAK retains rights for other fields, particularly diagnostic applications.

     The ADIFAB technology, developed by Alan M. Kleinfeld, Ph.D. and his colleagues at Medical Biology Institute and LIDAK Pharmaceuticals, is based on a genetically engineered fluorescent probe that provides a unique method to directly measure unbound free fatty acid (FFAu) levels. The ADIFAB assay is a sensitive and reliable measurement which can be performed rapidly and is amenable to high throughput screening. Under the agreement, Dr. Kleinfeld will serve as a consultant to Aurora for the application of this technology to the field of drug discovery.

     Commenting on the announcement, David H. Katz, M.D., LIDAK's president and chief executive officer, stated, "The ADIFAB technology has screen development applications for a wide variety of diseases such as ischemia, inflammation, obesity, diabetes, and immune dysfunction. We believe the potential application of the ADIFAB technology will be usefully expanded into the area of drug discovery by working with an outstanding company such as Aurora Biosciences, which is setting the standard in high throughput screening."

     Healthy human beings appear to have strong regulation to maintain consistent and low



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AUGUST 7, 1997
AURORA BIOSCIENCES CORPORATION AND LIDAK PHARMACEUTICALS
SIGN DRUG DISCOVERY ON ADIFAB TECHNOLOGY
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FFAu levels in their blood. Preliminary evidence from studies conducted by Dr.
Kleinfeld and his colleagues indicate that FFAu levels in patients with certain diseases, such as coronary artery disease, certain types of cancer and diabetes, may be substantially higher than the normal levels found in healthy individuals. The companies believe that the ADIFAB technology is the only method available to directly measure unbound FFAu in human blood plasma.

     Aurora Biosciences Corporation designs and develops proprietary drug discovery systems, services and technologies to accelerate and enhance the discovery of new medicines. Aurora is developing an integrated technology platform comprised of a portfolio of proprietary fluorescent assay technologies and an ultra high throughput screening system designed to allow assay miniaturization.

     LIDAK Pharmaceuticals is developing therapeutic products against virally caused diseases, inflammatory disorders, allergies and asthma, and cancer. LIDAK recently completed the patient enrollment and treatment portion of a Phase 3 clinical trial studying its proprietary drug, n-docosanol (LIDAKOL(R)) as a treatment for oral herpes. The study was conducted on more than 600 patients at 22 clinical sites around the United States. The Company anticipates data availability during the summer of 1997, as previously reported.



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     The information contained in this press release, including any forward looking statements contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to drug development and clinical trials.